Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

RELYPSA, INC.

at

$32.00 Net Per Share

by

VIFOR PHARMA USA INC.,

an indirect wholly owned subsidiary

of

GALENICA AG

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY, WEDNESDAY, AUGUST 31, 2016, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated August 4, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Vifor Pharma USA Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Galenica AG, a public limited company existing under the laws of Switzerland (“Galenica”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Relypsa, Inc., a Delaware corporation (“Relypsa”), at a purchase price of $32.00 per Share (the “Offer Price”) to the seller thereof in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Relypsa from John Orwin, President and Chief Executive Officer of Relypsa, accompanied by Relypsa’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The Offer Price is $32.00 per Share, in cash, net to you, without interest and less any applicable withholding taxes.

2.	The Offer is being made for all of the outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 20, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”) among Galenica, Purchaser and Relypsa. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Purchaser will be merged with and into Relypsa (the “Merger”), without a vote of the stockholders of Relypsa in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Relypsa continuing as the surviving corporation and an indirect wholly owned subsidiary of Galenica.

4.	At a meeting of the board of directors of Relypsa held on July 20, 2016, the members of the Relypsa board of directors present at the meeting unanimously (a) determined that it was in the best interests of Relypsa and its stockholders for Relypsa to enter into the Merger Agreement, (b) approved and declared advisable the Merger Agreement, the performance by Relypsa of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that Relypsa’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) authorized and approved the execution, delivery and performance of the Merger Agreement by Relypsa.

5.	The Offer and withdrawal rights expire at 12:00 midnight, New York time, at the end of the day on Wednesday, August 31, 2016, unless the Offer is extended by the Purchaser pursuant to the Merger Agreement (the latest time and date at which the Offer, as so extended by Purchaser (if applicable), will expire, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things:

•	there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares (excluding any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually delivered in accordance with the terms of the Offer) which, together with any Shares then owned by Purchaser (if any), would represent at least a majority of all then issued and outstanding Shares,

•	the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and

•	the absence of any law or order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any governmental authority that has the effect of making the Offer, the acquisition of Shares by Galenica or Purchaser or the Merger illegal, or which otherwise has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Galenica or Purchaser or the Merger.

Other conditions of the Offer are described in Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Galenica obtaining financing.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

RELYPSA, INC.

at

$32.00 Net Per Share

by

VIFOR PHARMA USA INC.,

an indirect wholly owned subsidiary of

GALENICA AG

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated August 4, 2016 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Vifor Pharma USA Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Galenica AG, a public limited company existing under the laws of Switzerland (“Galenica”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Relypsa, Inc., a Delaware corporation (“Relypsa”), at a purchase price of $32.00 per Share, to the seller thereof in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares*
Account Number:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Signature(s)

Dated , 2016
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.